EXHIBIT 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is effective as of March 24, 2014 (the “Effective Date”) between Profire Energy, Inc., a Nevada corporation with its principal place of business at 321 South 1250 West, Suite 1, Lindon, Utah 84042 (the “Company”), and Terra Industrial Corporation, an Alberta corporation with its principal place of business at #253 51112 RR222 Sherwood Park, Alberta, Canada T8C 1G9 (“Consultant”), and Alan Johnson, an individual and agent of Consultant residing at #253 51112 RR222 Sherwood Park, Alberta, Canada T8C 1G9 (“Agent”).

WHEREAS, Consultant or Agent has previously provided the Company with consulting and other services, and the Company has compensated Consultant for such services through cash payments pursuant to oral agreements that have varied from time to time since commencing in August 31, 2003;

WHEREAS, Consultant, Agent and the Company have discussed entering a formal written arrangement regarding providing appropriate remuneration to Consultant or Agent relating to services that have been, and are expected to be, provided to the Company; and

WHEREAS, the Company, Consultant and Agent desire to enter into this Agreement to establish such formal written arrangement and enter into the additional agreements set forth herein regarding the release of any claims among the parties and to establish the terms under which Consultant will continue to provide consulting services to the Company.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.           Term.  Unless terminated at an earlier date in accordance with Section 9 of this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue for a period of ten years (the “Term”).

2.           Services.

(a)           Services.  Subject to the provisions of this Section 2, Consultant will provide to the Company consulting and other services as reasonably requested by the Company’s senior executive officers or board of directors (the “Services”) at such reasonable times, dates, and locations as requested by the Company during the Term of this Agreement.

(b)           Manner of Performance.  In performing the Services, Consultant will provide its own equipment, tools and other materials.  The Company shall not control, direct or otherwise instruct the details, manner, or means by which the Consultant performs the Services; provided, however, that (i) Consultant agrees that this Agreement is conditioned upon the Consultant being able to provide the services of Agent to perform the Services, (ii) the Services furnished by Consultant must comply with all applicable laws, rules and regulations, and (iii) the

Services furnished by Consultant must comply with the specifications, procedures, policies and directives of the Company.  Consultant will perform the Services in a professional and workmanlike manner.

(c)           Work for Others.  Consultant shall not be prohibited from accepting other engagements from third parties, so long as this Agreement remains in effect and such engagements do not conflict with the Services or the time required therefore, or involve a breach of Section 6 or 7 of this Agreement relating to confidentiality, non-solicitation, and non-competition.

3.           Compensation.  As compensation in full for the Services, the Company will pay Consultant an annual fee of $400,000 (the “Consulting Fee”).  The Consulting Fee shall be paid in equal quarterly installment payments of $100,000 each, with the first of such payments being paid on April 1, 2014 and the remaining payments being paid on the first business day of each calendar quarter thereafter during the Term of this Agreement. The Company will report the Consulting Fees paid to the Consultant to the Internal Revenue Service using Form 1099-MISC.

4.           Release.   Effective upon the execution of this Agreement, Agent and Consultant release and forever discharge the Company, its subsidiaries, affiliates or parent companies (collectively, the “Affiliates”), and any one or all of the their predecessors, successors, heirs, assigns, managers, officers, directors, partners, members, shareholders, attorneys and agents, as well as the employees, agents, attorneys, representatives, predecessors, successors and assigns thereof (collectively, the “Company Release Parties”) from any and all manner of actions, causes of action in law or in equity, suits, debts, liens, contracts, liabilities, claims, demands, damages, losses, fees, costs, expenses, set off, or claims for recoupment, of any nature whatsoever, known or unknown, fixed or contingent that Agent or Consultant may have against the Company Release Parties from the beginning of time to the date of this Agreement, or which may hereafter accrue against the Company Release Parties based upon any claims, acts or omissions occurring prior to the date of this Agreement.  Agent and Consultant expressly agree that the release set forth in this Section 4 includes, without limitation, any and all claims against the Company Release Parties relating to any claim that Agent or Consultant may have on the ownership interests or equity in such Company Release Parties.

5.           Intellectual Property

(a)           Assignment of Prior Intellectual Property.

(i)           Except for any Intellectual Property listed on Exhibit A, which was developed by either Agent or Consultant exclusively outside the scope of any services previously rendered by Agent or Consultant to the Company or its Affiliates, Agent and Consultant hereby assign, transfer and convey to the Company all of their rights, title, and interest in and to the following, as of the date of this Agreement:

(a)           All inventions, all improvements to those inventions, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of these assets; all trademarks, service marks, trade dress, logos, slogans, and all goodwill associated with the use of and symbolized by such assets; all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection with these assets; all trade secrets and confidential business information (including all ideas, practices, improvements, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); all computer software (including data and related documentation), domain names (whether in use or not); and all other proprietary rights in each case relating to the business and operations of the Company or any of its subsidiaries, affiliates, or parent companies; and

(b)           All causes of action and rights of recovery for past, present, or future infringement of foregoing (collectively, the “Intellectual Property”).

(ii)           Each of Agent and Consultant hereby represents and warrants that it has full right to convey its entire interest in the Intellectual Property, and that it has not transferred, and will not transfer, any of its right, title, or interest, in and to the Intellectual Property, except as conveyed to the Company previously or in this Agreement.

(iii)           Each of Agent and Consultant covenant that it will, upon request, do all other lawful acts reasonably necessary to enable the Company to obtain, maintain and enforce full benefits from the rights and interests to the Intellectual Property.

(b)           Assignment of Future Intellectual Property and Inventions.

(i)           Notification and Disclosure of Inventions.  Consultant will promptly notify the Company in writing of the existence and nature of, and will promptly and fully disclose to the Company, any and all Intellectual Property which Consultant or Agent has conceived, originated or first actually reduced to practice or may conceive or first actually reduce to practice while the Consultant or Agent was or is providing Services to the Company in any capacity during the Term of this Agreement, if such Intellectual Property relate to the Services provided by Consultant during the Term of this Agreement (the “Inventions”).

(ii)           Ownership of Inventions.  All Inventions will be the sole and exclusive property of the Company or its nominee, and the Consultant or Agent will assign, and hereby does assign, to the Company all of its rights to the Inventions.  During the Term of this Agreement and thereafter, whenever requested to do so by the Company, Consultant or Agent will execute and assign any and all applications, assignments and other instruments that the Company deems necessary to preserve, protect, and enforce its rights in the Inventions in the United States and/or any foreign countries, and in order to assign and convey to the Company or its nominee the sole and exclusive right, title and interest in and to such Inventions.  Consultant or Agent will render aid and assistance to the Company in any interference or litigation pertaining to such Inventions, and all associated expenses reasonably incurred by Consultant at the request of the Company shall be borne by the Company.

(iii)           Limitation.  Notwithstanding the foregoing, the provisions of this Section 5(b) shall not apply to any Invention that:

(a)           Consultant or Agent developed entirely on Consultant’s or Agent’s own time;

(b)           is outside the scope of the Services provided to the Company by the Consultant;

(c)           Consultant or Agent made without the use of any of the equipment, supplies, facility or trade secret information of the Company;

(d)           does not relate to a product or process upon which Consultant or Agent worked; and

(e)           does not result from any work, services, or duties performed by Consultant or Agent for the Company.

(iv)           Representations Regarding Deliverables.  Consultant and Agent represent, warrant and covenant that (i) all work product created and delivered by Consultant or Agent in the course of performing the Services (the “Deliverables”) will be original work product of Consultant or, if applicable, Agent or Consultant’s other employees, each of whom will have executed an agreement assigning all of his or her rights in such Deliverables to the Company in accordance with Section 10(a), (ii) none of the Deliverables or any part thereof will infringe on the proprietary rights of any third party, and (iii) Company will receive good and valid title to the Deliverables, free and clear of any restrictions or to any liens, security interests or encumbrances.

(c)           Return of Company Property.  Upon expiration or termination of this Agreement in accordance with Section 1 or Section 9, Consultant and Agent, if applicable, will deliver to the Company any and all drawings, notes, specifications, devices, formulas and documents, together with all copies thereof, and any other material relating to any Deliverables, Invention or containing Confidential Information.

6.           Protection of Confidential Information of the Company

(a)           Confidential Information.  During the Term of this Agreement or at any time thereafter, neither Agent nor Consultant will divulge, furnish or make accessible to anyone or use in any way (other than as necessary for the performance of the Services) any confidential or proprietary knowledge or information of the Company, its Affiliates, or customers which Agent or Consultant has acquired or become acquainted with or will acquire or become acquainted with prior to or during the Term of this Agreement, whether developed by Agent, Consultant or by others, including without limitation any Intellectual Property directly or indirectly useful in any aspect of the business of the Company, its Affiliates, any customer or supplier lists of the Company or its Affiliates, any personal information, any confidential or secret development or research work of the Company or its Affiliates, or any other confidential information or secret aspects of the business of the Company, its Affiliates or customers.  Agent and Consultant acknowledge that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Term of this Agreement, Agent and Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.

(b)           Exclusions.  The foregoing obligations of confidentiality, however, shall not apply to any disclosure of knowledge or information if Agent or Consultant can demonstrate:

(i)           Agent or Consultant already possessed the knowledge or information, free of any confidentiality restrictions, prior to disclosure by the Company;

(ii)           the knowledge or information was published at the time of Company’s disclosure to the Agent or Consultant, or subsequently becomes generally publicly known in the form in which it was publicly disclosed by the Company, other than as a direct or indirect result of the breach of this Agreement by the Agent or Consultant; or

(iii)           Agent or Consultant receives the knowledge or information from a third party not in violation of any confidentiality obligations.

7.           Non-Competition and Non-Solicitation.

(a)           Non-Competition.  During the Term of this Agreement, neither the Agent nor the Consultant will directly or indirectly engage, invest in, manage, operate, finance, advise, render services to, or be employed by any person or entity anywhere within the United States or Canada engaged in any business that the Company or its Affiliates conducts during the Term without prior written consent of Company; provided, however, that Consultant may acquire or otherwise own less than 3% of the outstanding capital stock of a company that is listed on any national securities exchange.

(b)           Non-Solicitation.  During the Term of this Agreement and for a period of two years after the termination of this Agreement for any reason, neither the Agent nor the Consultant shall, directly or indirectly (i) recruit, solicit or induce, or attempt to solicit or induce, any officer, shareholder, employee, agent or other representative of, vendor, or independent contractor to the Company or its Affiliates to terminate his, her, or its employment with, or otherwise cease his, her, or its relationship(s) with, the Company or such Affiliate; (ii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its Affiliates that were contacted, solicited or otherwise served by the Company or its Affiliates during the Term.

8.           Indemnification.  The Consultant will indemnify and hold the Company and its officers, members, employees, representatives and agents harmless from and against any and all claims, demands, losses, lawsuits, proceedings, settlements, judgments, actions, causes of action, damages and expenses incurred (including reasonable attorneys’ fees and expenses) arising out of or related to (i) any breach by Consultant or Agent of the terms of this Agreement and (ii) any personal injury or death or property damage caused directly or indirectly by any act or omission of the Consultant or Agent in performance of the Services.

9.           Termination

(a)           Termination by Company.  Notwithstanding any contrary provision contained elsewhere in this Agreement, the Company may terminate this Agreement and the rights and obligations of the parties hereunder:

(i)           Immediately in the event that Consultant or Agent is convicted of any crime (excluding traffic violations or other minor offenses), or engages in any activities that constitute a material violation of normal standards of business ethics;

(ii)           Immediately in the event that Consultant or Agent breaches Sections 6 or 7 of this Agreement, or

(iii)           Upon 30 days’ notice to Consultant if Consultant has failed in any material respect to perform its responsibilities hereunder (other than under Sections 6 or 7) and such default is not cured within such 30-day period. However, the death of the Agent shall not constitute a material breach of this covenant and, in such an event, all rights of the Consultant and Agent will continue for the duration of the Term.

(b)           Survival.  In the event this Agreement is terminated prior to the expiration of the Term pursuant to this Section 9, Consultant shall be entitled to receive any Consulting Fees earned through the date of termination, but all other rights to receive Consulting Fees shall terminate on such date.  The provisions of Sections 4 through 10 shall survive termination of this Agreement.

10.           Miscellaneous.

(a)           Employee Agreements.  Prior to any employee of Consultant performing any part of the Services or being given access to any Confidential Information in connection therewith, Consultant will obtain from each of such employee a written agreement expressly for the benefit of the Company containing the obligations set forth in Sections 5, 6and 7 of this Agreement.

(b)           Assignment.  Consultant may not assign this Agreement or delegate or subcontract any of its obligations hereunder, in whole or in part, without the prior written consent of the Company, and any purported assignment or delegation without the Company’s written consent will be void.  The Company may assign any right or delegate any obligation hereunder without the consent of the Consultant.  This Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

(c)           Governing Law and Venue.  This Agreement shall be construed and enforced in accordance with the laws of the State of Utah without regard to its conflicts of law provisions.  Company and Consultant each hereby irrevocably consent to the exclusive personal jurisdiction of the state and federal courts in Salt Lake County, Utah in any dispute arising out of this Agreement or any of the transactions contemplated by this Agreement.

(d)           Notices.  All notices required to be given under this Agreement will be given in writing and delivered to the parties’ respective addresses set forth in the first paragraph of this Agreement.

(e)           Entire Agreement.  This Agreement evidences the entire understanding and agreement of the parties relative to the consulting arrangement between Consultant and the Company and the other matters discussed herein.  This Agreement supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.  This Agreement may only be amended by a written document signed by both Consultant and the Company.

(f)           Injunctive Relief.  Consultant acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Consultant of Sections 5, 6or 7 of this Agreement.  Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages or posting any bond.

(g)           Severability.  To the extent any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  In furtherance of and not in limitation of the foregoing, Consultant expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered.  Consultant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(h)           Status of Consultant.  In rendering services pursuant to this Agreement, Consultant shall be acting as an independent contractor and not as an employee or agent of the Company.  As an independent contractor, the Consultant will not be entitled to participate in any pension, welfare, or fringe benefits plans of the Company.  Nothing contained in this Agreement shall be construed or applied to create a partnership, joint venture, or agency relationship.  Consultant will have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific.  Consultant shall be responsible for the provision of all necessary supplies used in performance of the Services.  The Company will not withhold or make any payments for social security or unemployment, disability or worker’s compensation insurance on behalf of Consultant.  Consultant shall be solely responsible for payment of all federal, state or local taxes due with respect to all amounts paid to Consultant under this Agreement.  If the Company is determined to be liable for collection and/or remittance of any such taxes, Consultant shall immediately reimburse the Company for all such payments made by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Consultant and Agent have executed this Consulting Agreement effective as of the date set forth in the first paragraph.

PROFIRE ENERGY, INC.

By:  /s/ Brenton W. Hatch

Name:  Brenton W. Hatch

Title:  Chief Executive Officer

Date:  March 24, 2014

CONSULTANT

TERRA INDUSTRIAL CORPORATION

By:  /s/ Alan Johnson

Name: Alan Johnson

Title:  Manager

Date:  March 24, 2014

Consultant Tax ID #

AGENT

/s/ Alan Johnson

Alan Johnson

Date:  March 24, 2014

[Signature Page to Consulting Agreement]

EXHIBIT A

List of Intellectual Property

Excluded from Section 5

Title	Date	Identifying Number or Brief Description

____           No inventions or improvements

____           Additional sheets attached

CONSULTANT

TERRA INDUSTRIAL CORPORATION

By:  /s/ Alan Johnson

Name:  Alan Johnson

Title:  Manager

Date:  March 24, 2014

AGENT

/s/ Alan Johnson
Alan Johnson

Date:  March 24, 2014